FOR IMMEDIATE RELEASE	CONTACT GREG STEFFENS,
October 17, 2003	PRESIDENT (573) 785-1421

SOUTHERN MISSOURI BANCORP REPORTS FIRST QUARTER
NET INCOME OF $0.30 PER SHARE

BOARD DECLARED QUARTERLY DIVIDEND OF $0.09 PER SHARE

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc., ("Company") (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co., today announced net income for the first quarter of fiscal year 2004 was $692,000, or $.30 per diluted share, an increase of 11% from the $.27 per diluted share earned during the same period of the prior year. These earnings provided a return on average assets of .99% and a return on average equity of 10.93% as compared to respective returns of 1.00% and 10.75% during the same period of the prior year. The improvement in earnings per share was primarily due to increased non- interest income, the reduction in the provision for loan losses and a decline in average shares outstanding. On September 26, 2003, the Company effected a two-for-one split of the Company's Common Stock in the form of a stock dividend of one additional share of "SMBC" Common Stock for each share held. Share and per share data for all periods presented have been adjusted to give effect to the stock split.

         "We are pleased with the continued improvement in our Company's earnings per share, especially when evaluated against challenging market conditions. I am particularly encouraged that in a low interest rate environment, we were able to absorb a reduction in net interest income and still grow earnings per share. This improvement resulted from senior management's commitment to enhancing shareholder value through asset growth, increased non- interest income, effectively controlling expenses and maintaining the overall quality of the loan portfolio," stated Greg Steffens, President and CEO of Southern Missouri Bank & Trust Co.

         The Company's net interest income for the first quarter of fiscal 2004 was $2.2 million, a decline of $199,000 from the $2.4 million reported for the three-month period ended September 30, 2002. The decline was due to interest rate spread compression, primarily from lower investment portfolio yields resulting from the drop in average investment yields from 4.93% for the three month period ended September 30, 2002 to 1.69% for the current quarter. The drop in investment yields was primarily due to the general decline in interest rates, which accelerated security prepayment rates causing increased premium amortization and the relatively short average life of the investment portfolio. During the three months ended September 30, 2003, the average net interest rate spread was 3.06% as compared to 3.46% over the same period of the prior year. The impact of the decline in spread was partially offset by a $12.5 million increase in average interest-bearing assets.

         The Company's non-interest income for the first quarter of fiscal 2004 was $439,000, which represented a 78.5% increase from the $246,000 earned during the same period of the prior year. The 78.5% increase was primarily due to the implementation of the overdraft privilege program in February 2003, which resulted in increased banking service charges, structural changes in the assessment of fees charged to customers, increased cash surrender value on bank-owned life insurance and an expanded customer base.

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         The Company's assets increased $10.5 million to $289.9 million at September 30, 2003 as compared to $279.5 million at June 30, 2003. This growth was attributed primarily to an $11.2 million increase in the loan portfolio to $234.1 million, partially offset by a $1.1 million decline in overnight cash balances. Changes in the composition of the loan portfolio included growth in commercial, residential real estate loans and consumer loans of $7.6 million, $2.9 million and $613,000, respectively.

         The Company's stockholders' equity increased $528,000, to $25.6 million at September 30, 2003 from $25.1 million as of June 30, 2003. The increase was primarily due to net income for the three-month period, partially offset by cash dividends.

         The Company is also pleased to announce that the Board of Directors, on October 17, 2003, declared the 38th consecutive quarterly dividend since the inception of the Company. The $.09 dividend will be paid on November 28, 2003 to shareholders of record at the close of business on November 14, 2003. On September 30, 2003, the Company had 2,309,250 common shares outstanding after giving effect to the common stock dividend declared on September 26, 2003.

         The Company previously announced its intention to repurchase up to 58,720 shares of its common shares. To date, the Company has repurchased 23,500 shares under this repurchase plan. The Company will continue to repurchase shares of its common stock under this plan from time to time, subject to market conditions, business opportunities and other economic considerations, and the Company's determination of the most efficient use of capital in order to maximize shareholder value.

         The Company, through its banking subsidiary, provides a wide array of financial services to Southeastern Missouri through its main office located in Poplar Bluff and seven other full-service facilities located in Poplar Bluff, Dexter, Qulin, Kennett, Doniphan, and Van Buren, Missouri.

         Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgement as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.

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SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	September 30, 2003	June 30, 2003
Total assets	$289,946,000	$279,455,000
Available-for-sale securities	30,878,000	31,003,000
Loans	234,074,000	222,840,000
Allowance for losses on loans	1,834,000	1,836,000
Non-performing assets	317,000	307,000
Deposits	199,181,000	194,532,000
FHLB advances	59,000,000	53,500,000
Securities sold under repurchase agreements	4,733,000	5,234,000
Stockholders' equity	25,636,000	25,108,000

Equity to assets ratio	8.84%	8.98%
Allowance as a percentage of loans	0.78%	0.82%
Non-performing loans as a percentage of loans	0.11%	0.04%

Per common share:
Book value	$11.16	$10.94
Tangible book value	9.83	9.58

	Three Months Ended
	September 30,

Selected Operating Data:	2003	2002
Net interest income	$2,187,000	$2,386,000
Provision for losses on loans	30,000	120,000
Non-interest income	439,000	246,000
Non-interest expense	1,514,000	1,468,000
Income taxes	390,000	383,000
Net earnings	692,000	661,000

Earnings per common share:
Basic earnings per common share	$ .30	$ .28
Diluted earnings per common share	$ .30	$ .27

Cash dividends	$ .09	$ .07

Average basic shares outstanding	2,275,464	2,360,752
Average diluted shares outstanding	2,351,646	2,414,704

Profitability Ratios:
Return on average assets:	.99%	1.00%
Return on average common equity:	10.93%	10.75%
Net interest margin	3.30%	3.78%
Net interest spread	3.06%	3.46%

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